Exhibit 5.1

October 24, 2019

Genocea Biosciences, Inc.
Cambridge Discovery Park
100 Acorn Park Drive, 5th Floor
Cambridge, MA 02140

Re: Registration Statement on Form S-3 (No. 333-225086)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated June 5, 2018 (the “Base Prospectus”) and the prospectus supplement dated October 24, 2019 (collectively with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Genocea Biosciences, Inc. (the “Company”) of up to $30,000,000.00 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP